HOME FEDERAL BANK
CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of August 2014, between Home Federal Bank (the “Bank” or the “Employer”), a federally chartered savings bank which is the wholly owned subsidiary of Home Federal Bancorp, Inc. of Louisiana (the “Corporation”), and Glen W. Brown (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed as the Senior Vice President and Chief Financial Officer of the Corporation and the Bank, and the Bank desires to assure itself of the Executive’s continued active participation in the business of the Employer;

WHEREAS, in order to induce the Executive to remain in the employ of the Employer and in consideration of the Executive’s agreeing to remain in the employ of the Employer, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employer is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Bank and the Executive hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(b)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(c)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for death, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(e)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(f)        Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change in Control based upon the occurrence of any of the following events:

(i)           (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities in effect immediately prior to the Change in Control, or (C) any requirement that the Executive report to a corporate officer or employee of the Bank other than the President of the Bank, or

(ii)           any material change in the geographic location at which the Executive must perform his services under this Agreement immediately prior to the Change in Control;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days after the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(g)           IRS.  “IRS” shall mean the Internal Revenue Service.

(h)           Notice of Termination.  Any purported termination of the Executive’s employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Disability, Retirement or Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank’s termination of the Executive’s employment for Cause or for death, which shall be effective immediately, and (iv) is given in the manner specified in Section 7 hereof.

(i)           Retirement.  “Retirement” shall mean a voluntary termination by the Executive which constitutes a retirement, including early retirement, under the Bank’s 401(k) plan.

2.           Benefits Upon Termination.

(a)           In the event that during the term of this Agreement subsequent to a Change in Control (y) the Executive’s employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive’s death or (z) such employment is terminated by the Executive for Good Reason, then the Bank shall, subject to the provisions of Section 3 hereof, if applicable,

(i)           pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to one (1) time the Executive’s annual rate of base salary immediately prior to the Date of Termination or, if higher, the annual rate of base salary in effect prior to any decrease that gave rise to a termination for Good Cause;

(ii)           maintain and provide for a period ending at the earlier of (A) twelve (12) months after the Date of Termination or (B) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (ii)), at no cost to the Executive, the Executive’s continued participation in all group insurance, including life insurance, health and accident insurance and disability insurance, offered by the Bank in which the Executive was participating immediately prior to the Date of Termination (other than the continuation of any vacation time, sick leave or similar leave), in each case subject to Sections 2(a)(iii) and (iv) below;

(iii)           in the event that the continued participation of the Executive in any group insurance plan as provided in clause (ii) of this Section 2(a) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 2(a)(ii) any such group insurance plan is discontinued, then the Bank shall at its election either (A) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such group insurance plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (B) pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing continued coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year; and

(iv)           any insurance premiums payable by the Bank pursuant to Section 2(a)(ii) or (iii) shall be payable at such times and in such amounts (except that the Employer shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year.

(b)           Notwithstanding any other provision contained in this Agreement, if either (i) the time period for making any cash payment under Section 2(a) commences in one calendar year and ends in the succeeding calendar year or (ii) in the event any payment under this Section 2 is made contingent upon the execution of a general release and the time period that the Executive has to consider the terms of such general release (including any revocation period under such release commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

3.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 2 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 2 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  If the payments and benefits under Section 2 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 2 shall be based upon the opinion of independent tax counsel selected by the Bank and paid for by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than fifteen (15) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 3 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 3, or a reduction in the payments and benefits specified in Section 2 below zero.

4.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 2(a)(ii) above.

      (b)           The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to the Executive upon a termination of employment with the Bank pursuant to employee benefit plans of the Bank or the Corporation or otherwise.

5.           Withholding.  All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank shall determine are required to be withheld pursuant to any applicable law or regulation.

6.           Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:                 Secretary
Home Federal Bank
624 Market Street
Shreveport, Louisiana  71101

To the Executive:           Glen W. Brown
At the address last appearing on
the personnel records of the Employer

8.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.            Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

10.           Nature of Employment and Obligations.

(a)           Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Bank and the Executive, and the Bank may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)           Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

11.           Term of Agreement. This Agreement shall terminate on July 31, 2015; provided that on or prior to July 31, 2015 and each subsequent July 31st, the Compensation Committee or the Board of Directors of the Bank shall consider (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance as an employee) whether to renew the term of this Agreement for an additional one (1) year.  Notwithstanding the foregoing to the contrary, this Agreement shall be automatically extended for an additional one (1) year upon a Change in Control.

12.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

15.           Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in agreements between a savings bank and its employees pursuant to Section 163.39(b) of the Office of the Comptroller of the Currency (“OCC”) Rules and Regulations, 12 C.F.R. §163.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 2 hereof.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §163.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Comptroller, or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Comptroller, or his/her designee, at the time the Comptroller or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

16.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

17.           Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

18.           Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein.  All prior agreements, oral or written, between the Bank and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:	HOME FEDERAL BANK

/s/DeNell W. Mitchell	By:	/s/Daniel R. Herndon
DeNell W. Mitchell		Daniel R. Herndon
Secretary		Chairman of the Board

EXECUTIVE

	By:	/s/Glen W. Brown
Glen W. Brown